UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

Commission File Number:      000-29763

                           Central Visions, Inc.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              2958 Braithwood Court
                                Atlanta, GA 30345
                                 (770) 414-9596
         --------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)

                         Common Stock, $.0001 par value
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
               ---------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [_]                 Rule 12h-3(b)(1)(i)        X
Rule 12g-4(a)(1)(ii)      [_]                 Rule 12g-3(b)(1)(ii)      [_]
Rule 12g-4(a)(2)(i)       [_]                 Rule 12g-3(b)(2)(i)       [_]
Rule 12g-4(a)(2)(ii)      [_]                 Rule 12g-3(b)(2)(ii)      [_]
                                              Rule 15d-6                [_]

Approximate  number of holders of record as of the certification or notice date:
2

Pursuant to the requirements of the Securities Exchange Act of 1934 Point Blank Concepts, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.



Date: April 25, 2001                By: /s/ Mark A. Mintmire
                                    ---------------------------------------
                                            Mark A. Mintmire, President


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